EXHIBIT 10.1

Summary of Director Compensation

Description	Amount*
Annual Retainer for attendance (in person or telephonically) at the regularly scheduled Board and Committee meetings	$20,000

Fee per meeting for attendance (in person or telephonically) at any of the five (5) regularly scheduled Board meetings	$2,000

Restricted Stock Award	$100,000

Fee per meeting for attendance (in person or telephonically) at any specially called meeting of the Board, for which attendance is requested in person	$2,500 per meeting

Fee per meeting for attendance (in person or telephonically) at any specially called committee meeting at which attendance is requested in person	$1,250 per meeting

*	The compensation referred to in the above table is only available to independent directors.